3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750
November 13, 2007
WT Mutual Fund
1100 North Market Street
Wilmington, DE 19890
     Re: WT Mutual Fund Multi-Manager Mid-Cap Fund
Ladies and Gentlemen:
     We have acted as counsel to WT Mutual Fund, a Delaware statutory trust (the “Trust”), in connection with the proposed reorganization of the Multi-Manager Mid-Cap Fund (the “Mid-Cap Fund”), a series of WT Mutual Fund, into the Multi-Manager Large Cap Fund (the “Large-Cap Fund”), a series of the Trust. As part of the reorganization, holders of Institutional Shares of the Mid-Cap Fund will receive Institutional Shares of the Large-Cap Fund and holders of A Shares of the Mid-Cap Fund will receive A Shares of the Large-Cap Fund. The aforementioned proposed transaction is referred to herein as the “Reorganization.”
     This opinion relates to shares of beneficial interest of the Trust (the “Shares”) (par value $0.01 per Share) to be issued in the Reorganization, and is furnished in connection with the filing of the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”).
     In rendering the opinion hereinafter set forth, we have considered such legal and factual matters as we deemed necessary and have assumed that: (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity; (ii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate; and (iv) the shares will be issued in accordance with the Trust’s Agreement and Declaration of Trust and By-Laws and resolutions of the Trust’s Board of Trustees and shareholders relating to the creation, authorization and issuance of the Shares. This opinion is based exclusively on the laws of the State of Delaware.

WT Mutual Fund

November 13, 2007
     The Agreement and Plan of Reorganization described in the Registration Statement (the “Agreement”) was approved by the Trust’s Board of Trustees and executed by duly authorized officers of the Trust. On the basis of and subject to the foregoing, we are of the opinion that upon the satisfaction of the conditions contained in the Agreement, the shares the Large-Cap Fund issued pursuant to the Agreement will, when issued in accordance with the provisions thereof, be legally issued, fully paid and non-assessable, and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust).
     1. The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and
     2. When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.
     This opinion is rendered solely for the use of the Trust and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.
Very truly yours,
/s/ Pepper Hamilton LLP
Pepper Hamilton LLP

WT Mutual Fund

November 13, 2007

cc:	Joseph V. Del Raso, Esq. David A. Franklin, Esq.